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                                                                    EXHIBIT 10.6

                                     SONY

                                October 11, 1996

Mr. Wilton Workman
President/C.O.O.
Lanstar Semiconductor Inc.
2501 Avenue J, Suite 125
Arlington, Texas 76006


Re: DEVELOPMENT COSTS

Dear Wilton:

Sony proposes to Lanstar that Lanstar pays, beginning Nov. 1996, S40.000/month thru. 3/97 (total $200K) for development work associated with the 4 meg device and any work done on other Lanstar products during this time frame.

Lanstar has requested Sony to accelerate the Introduction Schedule for the 4 meg device. Should your new goal be met, Sony proposes Lanstar pay a performance bonus of $75K. Goal to be defined in writing.

Regards,


Merrill Hammon
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Contract
--------

This is an extension of the November 15, 1996 process development agreement between Sony Semiconductor of America and Lanstar Semiconductor Inc. This is in addition to the terms and conditions of that agreement.

Lanstar Semiconductor Inc and Sony Semiconductor of America will jointly develop
0.35 micron process for DRAMs using shallow trench isolation, non overlap contacts, high aspect ratio poly and dielectric etch processes ( approximately 6:1 ), TiN barriers, CMP planarization of dielectric and tungsten, three levels of poly, and two levels of metal.

Agreement
---------
The term of this agreement will be 8 months starting on April 15, 1997 and ending December 31, 1997.

Offer
-----

Lanstar will supply computer simulation of the processes and direct engineering support as required. Additionally Lanstar will supply reticles for 4 and 16 meg DRAMs.

Sony will use best efforts to provide engineering and silicon processing as required to produce a working process for introduction into pilot production by July 15, 1997. Sony will make use of its present equipment set for this development activity. Sony will process one lot (24) wafers per week of 0.5 micron, 4 Meg DRAM's until the 16 Meg reticles are available.

Consideration
-------------

Lanstar will pay Sony forty thousand USD ($ 40,000) per month net 30 days for a total of two hundred thousand USD ($360,000) with first payment due May 15, 1997 and the last due January 15, 1998. Lanstar will pay Sony for the 0.5 micron, 4 Meg DRAM's per the original foundry agreement.

Contractual Capacity
--------------------

Lanstar will use Sony's manufacturing capabilities to produce these devices (
 .35micron, 16 meg EDO DRAMs ) in the during this development activity. Terms and conditions are to be those found in the original foundry agreement. During and following this development phase the option to take the production to alternate factories will be given to Lanstar and price per wafer will be renegotiated

Acceptance
----------

Wilton Workman
President & COO
Lanstar Semiconductor Inc

Maxie Smith
Chairman & CEO
Lanstar Semiconductor Inc

Merrill Hammon
Sr. Vice President
Sony Semiconductor Company of America
San Antonio Operations